News Release
HEALTHCARE REALTY ANNOUNCES REDUCTION IN SIZE OF BOARD OF DIRECTORS

NASHVILLE, Tennessee, June 23, 2025 - Healthcare Realty Trust Incorporated (NYSE:HR) (“Healthcare Realty” or the “Company”) today announced changes to its Board of Directors (“Board”), immediately reducing the size from 12 to 7 members. This reduction is part of a thoughtful effort to better align the size of the Board with other companies in the REIT industry, while maintaining the Board’s commitment to operating with best practices of corporate governance.

In support of these efforts, five directors, Nancy Agee, Ajay Gupta, James Kilroy, Peter Lyle, and Christann Vasquez voluntarily retired from the Board, effective June 18, 2025.
The Board’s independent chairman, Thomas Bohjalian said, “I would like to thank the retiring directors for their service and contributions to the Company, as well as their support and professionalism in effecting these Board changes. Each has provided valuable perspectives and insights over the years. We wish them the best in the future.”

Mr. Bohjalian added, “Our decision to reduce the size of the Board reflects our commitment to acting consistent with best practices of corporate governance. Our continuing directors remain committed to active engagement with all our shareholders and driving shareholder value.”

The Company’s President and CEO, Peter Scott said, “I look forward to working with our continuing directors to enhance our relationships with all of our stakeholders and instill a winning mentality at Healthcare Realty. With our high-quality portfolio combined with strong industry fundamentals, I am excited about what the future holds.”
Healthcare Realty’s Board now consists of seven directors, comprised of Mr. Bohjalian, Mr. Scott, and independent directors David Henry, Jay Leupp, Constance Moore, Glenn Rufrano and Donald Wood.

More information can be found at https://www.healthcarerealty.com.

About Healthcare Realty

Healthcare Realty is a real estate investment trust (REIT) that owns and operates medical outpatient buildings primarily located around market-leading hospital campuses. The Company selectively grows its portfolio through property acquisition and development. As the first and largest REIT to specialize in medical outpatient buildings, Healthcare Realty’s portfolio includes over 640 properties totaling over 38 million square feet concentrated in 15 growth markets. Additional information regarding the Company can be found at www.healthcarerealty.com.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the Company. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially and in adverse ways from those expressed or implied by such forward-looking statements. Additional information concerning the Company and its business, including additional factors that could materially and adversely affect the Company’s financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in the Company’s 2024 Annual Report on Form 10-K and in its other filings with the SEC.

Media Contacts:
Charlie Koons / Craig Singer
Brunswick Group
P: 212.333.3810

Investor Contact:
Ron Hubbard
Vice President, Investor Relations
P: 615.269.8290